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Exhibit 5.1

March 29, 2005

Fastclick, Inc.
360 Olive Street
Santa Barbara, CA 93101

  Re:
  Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as special counsel to Fastclick, Inc., a Delaware corporation ("Fastclick"). Fastclick has filed a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the offering for sale of an aggregate of up to 6,500,000 shares of Fastclick's Common Stock, of which 5,649,860 shares (the "Shares") will be sold by Fastclick and 850,140 shares (the "Selling Stockholder Shares") will be sold by the selling stockholders named therein (the "Selling Stockholders"). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

        In connection with this opinion, we have reviewed the Registration Statement, the charter documents of Fastclick, the resolutions adopted by the Board of Directors of Fastclick on March 11, 2005 and such other resolutions, documents, records, certificates, memoranda and other instruments, as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of Fastclick certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

        Based on the foregoing review, and in reliance thereon, we are of the opinion that (i) the Selling Stockholder Shares, are duly authorized, validly issued, fully paid and non-assessable; and (ii) the Shares to be sold by Fastclick, when issued and sold in the manner contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the "Legal Matters" portion of the Registration Statement.

        We express no opinion as to matters governed by any laws other than the California and Delaware general corporate law.

        This opinion letter is rendered as of the date first written above and shall be effective through the date of effectiveness of the registration statement to which this option is attached as exhibit 5.1. We disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.

Respectfully submitted,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP Sheppard, Mullin, Richter & Hampton LLP

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  Exhibit 5.1